Exhibit 10.1
SETTLEMENT AND SECURITY AGREEMENT

           THIS SETTLEMENT AND SECURITY AGREEMENT (“Agreement”) is made effective the 15th day of June 2009, by and between Cool Clean Technologies, Inc. (“Cool Clean”) and ECO2 Plastics Inc. f/k/a ITec Environmental Group, Inc. f/k/a Beechport Capital Corporation (“ECO2”).  Cool Clean and ECO2 may be referred to below individually as a “Party” and collectively as “the Parties.”

WHEREAS, on or about February 27, 2009, Cool Clean filed a lawsuit against ECO2 in the United States District Court for the District of Minnesota, Civil Action No. 09-CV-482 (the “Lawsuit”).

WHEREAS, Cool Clean alleges claims in the Lawsuit related to a promissory note entered into between the Parties on or about August 18, 2005 in the amount of $175,000 (the “Note”).  A true and correct copy of the Note is attached as Exhibit B to the Complaint filed in the Lawsuit on or about February 27, 2009.

WHEREAS, Cool Clean also alleges claims in the Lawsuit related to an Equipment Rental Agreement entered into between the Parties on or about October 15, 2005 (the “Rental Agreement”).  A true and correct copy of the Rental Agreement is attached as Exhibit C to the Complaint filed in the Lawsuit on or about February 27, 2009.

WHEREAS, ECO2 denies all claims in the Lawsuit and alleges that it is entitled to a refund of a deposit payment in the amount of $181,673.79 made to Cool Clean on or about October 3, 2005 (the “Deposit Payment”).  Cool Clean denies that ECO2 is entitled to a refund of the Deposit Payment.

WHEREAS, the Parties desire to resolve the Lawsuit and all other claims between them on the terms contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.           Defined Terms.

“Senior Debt” shall mean all indebtedness of ECO2 for all principal, fees, expenses, interest, penalties, post bankruptcy petition interest, and all other amounts payable for money borrowed in connection with, under or pursuant to, (a) the $2,000,000 loan to ECO2 from the California Integrated Waste Management Board; (b) that certain Convertible Note and Warrant Purchase Agreement dated as of September 2, 2008, by and among ECO2, Trident Capital, Inc., Trident Capital Fund-VI, L.P., Trident Capital Fund-VI Principals Fund, L.L.C., Hutton Living Trust dated 12/10/1996, and certain other investors; (c) that certain Convertible Note and Warrant Purchase Agreement dated as of December 17, 2008, by and among ECO2, Peninsula Packaging, LLC, Trident Capital Fund-VI, L.P., Trident Capital Fund-VI Principals Fund, L.L.C., Hutton Living Trust dated 12/10/1996, and certain other investors; (d) that certain Convertible Note Purchase Agreement dated as of June 2, 2009, by and among ECO2, Peninsula Packaging, LLC, Trident Capital Fund-VI, L.P., Trident Capital Fund-VI Principals Fund, L.L.C., Hutton Living Trust, Whittaker Capital Partners, LLC, and certain other investors; and (e) all extensions and renewals of the foregoing indebtedness.

“Senior Debt Documents” shall mean all documents, instruments, and agreements executed in connection with the Senior Debt, as they may from time to time be modified, amended or restated.

“Senior Lenders” shall mean those individuals or entities holding Senior Debt, including any transferee, assignee, or subsequent holder of any Senior Debt.

2.           Payments.  ECO2 shall pay Cool Clean the sum total of One Hundred Seventy-Five Thousand Dollars ($175,000.00).  Payment of this sum shall be made in the following installments.  The first payment, in the amount of One Hundred Thousand Dollars ($100,000.00), shall be paid no later than June 22, 2009.  The second payment, in the amount of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), shall be paid no later than September 30, 2009.  The third payment, in the amount of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), shall be paid no later than December 30, 2009.  The fourth payment, in the amount of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), shall be paid no later than March 30, 2010.  The fifth payment, in the amount of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), shall be paid no later than June 30, 2010.  Payment will be made by either wire transfer or direct electronic deposit to the following account:

Acct. Name                                        DUFAULT LAW FIRM PC IOLTA
Acct. No.                                            9065192255
Bank:                                                  Wells Fargo
Rout. No. (Wire)                                121000248
Rout. No. (Direct Deposit)               091000019.

3.           Stipulation for Dismissal.  Contemporaneous with the signing of this Agreement, the Parties shall execute, through counsel, a stipulation and agreed order for dismissal of the Lawsuit with prejudice and without fees or costs to either Party.  Such stipulation and agreed order of dismissal shall be presented to the Court by counsel for ECO2 upon confirmation of receipt by Cool Clean of the first payment provided for in Paragraph 2 above.

4.           Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due of the payments identified in Paragraph 2 above, ECO2 grants to Cool Clean a security interest in all of ECO2’s right, title and interest in, to and under the following, whether now existing or hereafter acquired (all of which collateral being hereinafter called the “Collateral”); provided, however, that as further described in Paragraph 5 below, the security interest granted hereunder shall be subordinate to any security interest granted by ECO2 to any and all holders of Senior Debt.  Subject to the provisions of this Agreement, Cool Clean is entitled to a security interest in the following:

CONTRACTS
All contracts, contract rights, royalties, license rights, leases, instruments, undertakings, documents or other agreements in or under which ECO2 may now or hereafter have any right, title or interest whether now existing or hereinafter created and all forms of obligations owing to ECO2 arising out of the sale or lease of goods, the licensing of technology or the rendering of services by ECO2, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefore, as well as all merchandise returned to or reclaimed by ECO2;

EQUIPMENT, FURNISHINGS AND MISCELLANEOUS PERSONAL PROPERTY
All presently owned and hereafter acquired furniture, furnishings, equipment, machinery, inventory, vehicles (including motor vehicles and trailers) computer hardware and software, accounting or bookkeeping systems, client or customer lists and information, data sheets and other records of any kind, wherever located, stored or inventoried, which are used or which may be used in ECO2’s business;

FIXTURES
All materials used by ECO2 in connection with its business operations, including, but not limited to, supplies, trade equipment, appliances, apparatus and any other items, now owned or hereafter acquired by ECO2, and now or hereafter attached to, or installed in (temporarily or permanently) any real property now or in the future owned or leased by ECO2;

GENERAL INTANGIBLES
All general intangibles and other personal property of ECO2, now owned or hereinafter acquired, including, without limitation, the following:  (a) permits, authorizations and approvals presently and hereafter issued by any federal, state, municipal or local governmental or regulatory authority in favor of ECO2; (b) all plans, specifications, renderings and other similar materials presently owned or hereafter acquired by ECO2; (c) all presently existing and hereafter created contracts, leases, licenses and agreements to which ECO2is a party; (d) all presently and hereafter existing policies and agreements of insurance in favor of ECO2; (e) all presently and hereafter existing equity contribution agreements and other equity financing arrangements in favor of ECO2; (f) all copyrights, chattel paper, electronic chattel paper, licenses, money, insurance proceeds, contract rights, subscription lists, mailing lists, licensing agreements, patents, trademarks, service marks, trade styles, patents, patent applications, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kinds, trade names, refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of ECO2 with any governmental agencies, boards, corporations, providers of utility services, public or private; (g) all presently existing and hereafter acquired computer programs, computer software and other electronic systems and materials of any kind of ECO2; (h) goodwill; and (i) all other presently existing and hereafter acquired documents, accounts, general intangibles and intangible personal property of any kind;

DOCUMENTS
All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments, chattel paper, and electronic chattel paper now owned or hereafter acquired and ECO2’s books relating to the foregoing;

INTELLECTUAL PROPERTY
All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all rights in and to issued patents and patents pending; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all trade marks and trade names and associated goodwill; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

PROCEEDS
All of ECO2’s books and records relating to the foregoing and any and all present and future accounts, general intangibles, chattel paper, electronic chattel paper, products, accessions, replacements, betterments and substitutions for any of the foregoing described property, and all proceeds arising from or by virtue of, or from the sale or disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against any other Person with respect to, all or any part of the foregoing described property and interests.

5.           Subordination.

(a)           Cool Clean hereby acknowledges and agrees that the payment of any and all amounts due to Cool Clean hereunder is hereby expressly subordinated and made junior to the payment of the principal amount, all interest, fees, costs, expenses and any other amounts due on the Senior Debt.  Notwithstanding the foregoing, so long as at the time of and after giving effect to any payment due to Cool Clean hereunder, no event of default has occurred under the Senior Debt Documents, or would occur as a result thereof, ECO2 agrees to make the payments described in Paragraph 2 hereof to Cool Clean.

(b)           Cool Clean acknowledges and agrees that the payment and performance of the Senior Debt is secured by certain security interests in the Collateral.  Cool Clean further acknowledges and agrees that notwithstanding the date, manner, or order of creation, attachment, or perfection of those security interests, or of the security interest granted to Cool Clean hereunder (the “Cool Clean Security Interest”), and notwithstanding any provisions of the Uniform Commercial Code to the contrary, the Cool Clean Security Interest shall be, in all respects, subject to and subordinate to the security interests in the Collateral securing the Senior Debt, to the full extent thereof.  Cool Clean agrees not to challenge the enforceability of a Senior Lender’s claim with respect to the Senior Debt or to challenge the enforceability of any security interests in the Collateral securing the Senior Debt.

(c)           Prior to the date that the Senior Debt is paid in full, Cool Clean shall not take any action to enforce any rights, powers or remedies granted to Cool Clean in connection with the Cool Clean Security Interest against any of the Collateral.  Cool Clean acknowledges and agrees that, until such time that the Senior Debt is paid in full, the Senior Lenders shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral (which they may exercise in such manner as they may determine in their sole business judgment) and shall not be required to marshal any Collateral.

(d)           Cool Clean acknowledges and agrees that the terms of this Agreement, and the subordination affected hereby, shall not be affected, modified or amended in any manner or to any extent by any waiver, consent, release, indulgence, extension, renewal, modification, or other action or inaction in respect of the Senior Debt or any of the Senior Debt Documents.

(e)           ECO2 hereby authorizes Cool Clean to file a financing statement under the Uniform Commercial Code in any jurisdiction with respect to the security interest granted hereby; provided, however, that Cool Clean shall indicate in any such financing statement that its security interest in the Collateral is subordinated to the security interests of the Senior Lenders.

(f)           Cool Clean acknowledges and agrees that the Senior Lenders (including, without limitation, Peninsula Packaging, LLC and Trident Capital, Inc.) are intended third party beneficiaries of this Agreement.

6.           Termination and Release of Security Interest.  At such time as all payments required by Paragraph 2 above have been fully satisfied, the security interest granted hereunder shall automatically terminate without any further action on the part of any party.  Cool Clean shall take all such actions as may be requested by ECO2 to evidence such termination and to release the liens created hereby.  Without limiting the foregoing, upon payment by ECO2 of all payments required by Paragraph 2 above, Cool Clean hereby authorizes ECO2 to file UCC-3 financing statements terminating any financing statements filed by Cool Clean pursuant to Paragraph 5(e) above.

7.           Return of Rental Equipment.  Within thirty (30) days of the effective date of this Agreement, ECO2 shall ship the two CO2OL Clean Machines that were the subject of the Rental Agreement (collectively, the “Equipment”) to Cool Clean using a shipping method of ECO2’s choosing.  The Equipment shall be shipped to Cool Clean at the following address: Cool Clean Technologies, Inc., 915 Blue Gentian Rd, Ste 11, Eagan, MN  55121.  ECO2 shall assume all costs associated with shipping the Equipment to Cool Clean.  Cool Clean acknowledges that the Equipment is not functioning and agrees to accept the Equipment “as is.”  Cool Clean shall have no recourse against ECO2 with regard to the condition of the Equipment.

8.           Release and Covenant Not to Sue.

(a)           In consideration of the promises contained herein, the Parties and their representatives hereby waive, release and discharge the other Party, that Party’s subsidiaries, affiliates, successors, assigns and/or past, present or future agents, officers, insurers, directors, employees and attorneys, from, and covenant not to sue with respect to any and all claims, causes of action, and demands of any kind or nature, based on any theory of recovery, that could be alleged to have occurred prior to the date of this Agreement, including but not limited to claims for costs and attorneys’ fees.

(b)           Only to the extent that each payment as identified in Paragraph 2 is made within ten (10) days of the specified due date, Cool Clean, on behalf of itself, its affiliates and its assigns, waives, releases and discharges  ECO2 and its subsidiaries, affiliates, successors, assigns and/or past, present or future agents, officers, insurers, directors, employees and attorneys (collectively, the “ECO2 Affiliated Group”) from, and covenants not to sue any of the ECO2 Affiliated Group with respect to, any and all claims, causes of action, and demands of any kind or nature, based on any theory of recovery, relating to the infringement of any claim of any patent or patent application identified in Exhibit A of the Patent License Agreement, by and among ECO2 and Honeywell Federal Manufacturing & Technologies, LLC (“Honeywell”) (the “License Agreement”), including but not limited to claims for costs and attorneys’ fees.  Cool Clean further covenants on behalf of itself, its affiliates and its assigns that, to the extent Cool Clean is successful in any suit it initiates against Honeywell to invalidate any patent which is the subject of the License Agreement, or in being named a co-inventor thereof in such suit, Cool Clean shall adopt in full any obligations of Honeywell with respect to such patent pursuant to the terms of the License Agreement, including any amendments thereto, and shall not seek to invalidate the License Agreement.  Cool Clean further covenants, to the extent Cool Clean is successful in any suit it initiates against Honeywell to invalidate any patent which is the subject of the License Agreement, or in being named a co-inventor thereof in such suit, that it will take no actions inconsistent with ECO2’s exclusive rights pursuant to the License Agreement.  In the event that Cool Clean is named a co-inventor of any patent identified in the License Agreement, ECO2 shall pay to Cool Clean a reasonable royalty rate for ECO2’s exclusive rights in and to such patent(s) in an amount equal to one half of the royalty rate ECO2 paid to Honeywell under the License Agreement at the time that Cool Clean initiated any aforementioned suit against Honeywell seeking to invalidate said patent(s).

(c)           The Parties further acknowledge that this Agreement does not affect any Party’s right to seek relief in the event of any breach or violation of this Agreement occurring after the date of execution of this Agreement.

9.           Section 1542.  It is understood and agreed that this Agreement is intended to cover and does cover all claims or possible claims of every nature and kind whatsoever that could have been pleaded as of the date of this Agreement, whether known or unknown, suspected or unsuspected, or hereafter discovered or ascertained, and all right under Section 1542 of the Civil Code of California (“Section 1542”) are hereby expressly waived.  The parties acknowledge that they are familiar with Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The parties expressly, knowingly, and intentionally waive and relinquish any and all rights which they have under Section 1542, as well as under any other similar state or federal statute or common law principle.

10.           No Admission of Wrongdoing.  This Agreement is entered into to compromise and settle disputed claims.  Nothing in this Agreement shall be deemed or construed to be an admission of liability of any kind on the part of any Party.

11.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to ECO2, to:

ECO2 Plastics, Inc.
5300 Claus Road
P.O. Box 760
Riverbank, CA 95367
Attn:                      Rodney S. Rougelot
                                Fax:           (209) 863-6201

with a copy to:

K&L Gates LLP
925 4th Avenue, Suite 2900
Seattle, WA 98117
Attn:                      Philip M. Guess
Fax:           (206) 623-7022

if to Cool Clean, to:

Cool Clean Technologies, Inc.
915 Blue Gentian Road, Suite 11
Eagan MN 55121
Attn: Jon P. Wikstrom, Chief Executive Officer
                                Fax:   (651) 842-8699

With a copy to:

DuFault Law Firm, P.C.
700 Lumber Exchange Building
Ten South Fifth Street
Minneapolis MN 55402
Attn:  Dustin R. DuFault
Fax: (612) 465-8801

All such notices and communications shall be deemed to have been duly given:  (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via facsimile to the facsimile number as set forth in this paragraph prior to 5:00 pm in the time zone of the recipient on a business day, with confirmation of successful transmission or (v) the business day following the date of transmission if sent via facsimile to the facsimile number as set forth in this paragraph after 5:00 p.m. in the time zone of the recipient or on a date that is not a business day.  Change of a party’s address, facsimile number or specified recipient may be designated hereunder by giving notice to all of the other parties hereto in accordance with this paragraph.

12.           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.  No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties.

14.           Interpretation.  This Agreement has been generated pursuant to the equal negotiations and advice of the Parties and their counsel.  Accordingly, this Agreement should not be construed more favorably or unfavorably as to either Party.

15.           Governing Law.  The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and that the federal or state courts located in Hennepin County, Minnesota shall have jurisdiction to hear and determine any claims or disputes between the Parties pertaining to this Agreement, and that ECO2 hereby acknowledges the jurisdiction of such courts and waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action; provided, however, that any action, suit, or proceeding that seeks, in whole or in part, to obtain possession of or foreclose upon any Collateral shall be governed by and construed in accordance with the laws of the state where the Collateral is located and the federal or state courts of the state where the Collateral is located shall have jurisdiction to hear and determine any such action, suit or proceeding.

16.           Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

17           Facsimile.  This Agreement may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below.

COOL CLEAN TECHNOLOGIES, INC.	ECO2 PLASTICS, INC.
By _____________________________	By _____________________________
Printed Name: Jon P. Wikstrom________	Printed Name: Raymond M. Salomon
Title: Chief Executive Officer__________	Title: Chief Financial Officer
Dated: _______________________	Dated: _______________________